UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2024

AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
 1271 Avenue of the Americas
New York, New York 10020
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $2.50 Per Share	AIG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2024, American International Group, Inc. (“AIG” or the “Company”) entered into the Amended and Restated Credit Agreement (the “Amended Credit Agreement”) by and among AIG, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A. (“Bank of America”), as Administrative Agent and the Several L/C Agent, which amends and restates AIG’s Credit Agreement, dated as of November 19, 2021, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, Bank of America, as Administrative Agent, and each Several L/C Agent party thereto.

The Amended Credit Agreement provides for a five-year total commitment of $3 billion, consisting of standby letters of credit and/or revolving credit borrowings without any limits on the type of borrowings. Under circumstances described in the Amended Credit Agreement, the aggregate commitments may be increased by up to $1.5 billion, for a total commitment under the Amended Credit Agreement of $4.5 billion. Under the Amended Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit ratings of AIG’s senior long-term unsecured debt. Borrowings bear interest at a rate per annum equal to (i) in the case of U.S. dollar borrowings, Term SOFR plus an applicable credit spread adjustment plus an applicable rate or an alternative base rate plus an applicable rate, (ii) in the case of Sterling borrowings, SONIA plus an applicable rate, (iii) in the case of Euro borrowings, EURIBOR plus an applicable rate and (iv) in the case of Japanese Yen, TIBOR plus an applicable rate. The alternative base rate is equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect as publicly announced from time to time by Bank of America as its “prime rate” and (c) Term SOFR plus 0.100% plus 1.00%

The Amended Credit Agreement requires AIG to maintain a minimum consolidated net worth and subjects AIG to a specified limit on total consolidated debt to total consolidated capitalization, subject to certain limitations and exceptions. In addition, the Amended Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of certain types of liens and certain fundamental changes. Amounts due under the Amended Credit Agreement may be accelerated upon an “event of default,” as defined in the Amended Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.

AIG expects that it may draw on the Amended Credit Agreement from time to time, and may use the proceeds for general corporate purposes. Letters of credit issued under the Amended Credit Agreement will be used for general corporate purposes. As of September 27, 2024, there are no borrowings or letters of credit outstanding under the Amended Credit Agreement, so that a total of approximately $3 billion remains available under the Amended Credit Agreement. The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2024.

Section 2 - Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: September 27, 2024	By:	/s/ Christina Banthin
		Name:	Christina Banthin
		Title:	Senior Vice President and Corporate Secretary